COCA-COLA ENTERPRISES INC.                                                         EXHIBIT 99
                                                                                  PAGE 1 0F 2
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Quarter and Year ended December 31, 1994
(Unaudited; in millions except per share data)

                                       Fourth Quarter                    Full Year
                                      -----------------   Percent    -----------------   Percent
                                       1994       1993     Change     1994       1993(1)  Change
                                      ------     ------   -------    ------     ------   -------
Net Operating Revenues                $1,486     $1,322     12%      $6,011     $5,465     10%
Cost of sales                            923        803     15%       3,703      3,372     10%
                                      ------     ------              ------     ------
Gross Profit                             563        519      8%       2,308      2.093     10%
Selling, general and administrative
  expenses                               468        437      7%       1,868      1,708      9%
                                      ------     ------              ------     ------
Operating Income                          95         82     16%         440        385     14%
Interest expense, net                     77         82     (6)%        310        328     (5)%
Other nonoperating expenses, net           1          -                  3          2      50%
                                      ------     ------              ------     ------
Income Before Income Taxes                17          -                 127         55    131%
Income taxes:
  Provision (benefit) excluding
   rate change -                           6         (4)                 58         30     93%
  Rate change - federal(2)                 -          -                   -         40
                                      ------     ------              ------     ------
Net Income (Loss)                         11          4    175%          69        (15)
Preferred stock dividend requirements      -          -                   2          -
                                      ------     ------              ------     ------
Net Income (Loss) Applicable to
  Common Share Owners                 $   11     $    4    175%          67        (15)
                                      ======     ======              ======     ======

Average Common Shares Outstanding        130        129                 130        129
                                      ======     ======              ======     ======

Net Income (Loss) Per Common
 Share (3) -                          $ 0.09     $ 0.03    200%      $ 0.52     $(0.11)
                                      ======     ======              ======     ======

Cash Operating Profit Data:
Operating income                      $   95     $   82     16%      $  440     $  385     14%
Depreciation                              73         68      7%         282        254     11%
Amortization                              45         40     13%         179        165      8%
                                      ------     ------              ------     ------
Cash Operating Profit (4)             $  213     $  190     12%      $  901     $  804     12%
                                      ======     ======              ======     ======

Bottle and can volume growth -
  1994 compared to 1993 (5):                               6.5%                           8.5%


See Notes to Condensed Financial Information.

COCA-COLA ENTERPRISES INC.                                           EXHIBIT 99
                                                                    PAGE 2 OF 2
NOTES TO CONDENSED FINANCIAL INFORMATION
Quarter and Year ended December 31, 1994
(Unaudited; in millions)


This condensed financial information is prepared for the purpose of filing a summary of fourth quarter and full-year 1994 financial information, which was included in the Company's press release on January 31, 1995, with the Securities and Exchange Commission.

(1)   On June 30, 1993, the Company acquired from The Coca-Cola Company:
      (i) Coca-Cola Beverages Nederland B.V. in the Netherlands; (ii) Roddy Coca-Cola Bottling Company, Inc.; and (iii) Coca-Cola Bottling of Johnson City, Tennessee. The results of operations of these companies are included in the Condensed Consolidated Statements of Operations from the beginning of third-quarter 1993.

(2) Full-year 1993 results reflect a third quarter 1993 $40 million, or 31 cents per common share, nonrecurring charge for the revaluation of the Company's deferred tax liability resulting from the impact of the Omnibus Budget Reconciliation Act of 1993.

(3)   Per share data calculated prior to rounding to millions.

(4) Reported full-year 1994 cash operating profit includes the effect of the acquisitions referred to in note (1) above. After appropriate adjustments to eliminate the effects of these acquisitions, comparable full-year 1994 cash operating profit increased approximately 9% as compared to the same prior year period.

(5) After adjusting fourth quarter and full-year 1994 results for the effect of acquisitions, comparable physical case, bottle and can volume increased approximately 6% and 4.5%, respectively, as compared to the same prior year periods.